EXHIBIT 99.1

February 14, 2014

FOR IMMEDIATE RELEASE

MEXCO ENERGY CORPORATION ANNOUNCES PROFITABLE THIRD QUARTER AND ADDITIONAL DEVELOPMENT OF PROPERTIES

MIDLAND, TEXAS, February 5, 2014 – Mexco Energy Corporation (NYSE MKT: MXC) announced net income of $298,841 for the nine months ended December 31, 2013, an increase from a net loss of $102,034 for the nine months ended December 31, 2012.

Operating revenues increased 43% to $3,079,997 for the nine months ended December 31, 2013 from $2,161,326 for the same period of fiscal 2013.

The average sales price for the nine months ended December 31, 2013 was $7.47 per Mcfe compared to $5.44 per Mcfe for the nine months ended December 31, 2012, an increase of 37%. Oil production increased 29% and gas production decreased 5% for the nine months ended December 31, 2013 as compared to the same period of fiscal 2013.

For the quarter ended December 31, 2013, the Company reported net income of $88,659 for the quarter ending December 31, 2013 compared to a net loss of $39,580 for the quarter ending December 31, 2012.
Operating revenues in the third quarter of fiscal 2014 were $962,026, a 22% increase from $790,604 for the same quarter of fiscal 2013.

The average sales price for the quarter ending December 31, 2013 was $7.30 per Mcfe compared to $5.59 per Mcfe for the quarter ending December 31, 2012, an increase of 31%.  Oil production increased 17% and gas production decreased 15% during the third quarter of fiscal 2014 as compared to the third quarter of fiscal 2013.

During the first nine months of fiscal 2014, a joint venture in which the Company is a working interest partner entered into an agreement for the assignment of a three-year term leasehold in acreage in Reagan County, Texas.  The Company received cash of $330,958 and retained minor royalties as payment for its share of the leasehold acreage.  The agreement is also to develop with a ninety day continuous development requirement the Wolfcamp formation using horizontal drilling and multi-stage fracture stimulation.

The Company is also participating in the drilling of a development well in the Wolfcamp formation of the Clyde-Reynolds Field of Glasscock County, Texas.  This well, operated by Nadel and Gussman Permian LLC, is the second well on a 440 acre unit.  Mexco’s working interests in this well is .7% (.525% net revenue interest).

The Company participated in the drilling of a seventh horizontal well in the Penn Detrital formation of the F. A. Hogg Field of Winkler County, Texas.  Six wells are currently producing on this approximately 2,600 acres.  Mexco’s working interest in this seventh well, operated by OGX Operating, LLC is .4167% (.3125% net revenue interest).

Since the beginning of fiscal 2014, the Company has been participating in other horizontal well developments, operated by Cimarex Energy Co. (“Cimarex”) and COG Operating, LLC (“Concho”), on acreage in the Bone Springs formation of Lea County, New Mexico.  In January 2014, Cimarex announced plans to drill a fourth well on a 160 acre unit in this formation.  Mexco’s working interest in the Cimarex prospect is .0469% (.0352% net revenue interest).  During the nine months ended December 31, 2013, Concho drilled and completed five wells in this unit.  Mexco’s working interest in the COG prospect is .1875% (.148% net revenue interest).

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties.  For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company's actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production.  A discussion of these and other factors, including risks and uncertainties, is set forth in the Company's Form 10-K for the fiscal year ended March 31, 2013.  Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact:  Nicholas C. Taylor, Chairman and Chief Executive Officer or Tammy L. McComic, President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	December 31,	March 31,
	2013	2013
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$210,473	$166,406
Accounts receivable:
Oil and gas sales	752,778	538,971
Trade	14,161	16,370
Prepaid costs and expenses	47,822	19,281
Total current assets	1,025,234	741,028

Property and equipment, at cost
Oil and gas properties, using the full cost method	34,153,463	34,309,328
Other	93,544	92,326
Accumulated depreciation, depletion and amortization	(18,194,770)	(17,323,692)
Property and equipment, net	16,052,237	17,077,962

Other noncurrent assets	69,676	116,454
Total assets	$17,147,147	$17,935,444

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$212,319	$431,848
Derivative instruments	36,186	-
Total current liabilities	248,505	431,848

Long-term debt	1,925,000	2,950,000
Asset retirement obligations	806,245	763,412
Derivative instruments – long term	1,837	-
Deferred income tax liabilities	810,416	853,199
Total liabilities	3,792,003	4,998,459

Commitments and contingencies

Stockholders' equity
Preferred stock - $1.00 par value;
10,000,000 shares authorized; none outstanding	-	-
Common stock - $0.50 par value; 40,000,000 shares authorized;
2,102,866 issued and 2,036,866 shares outstanding as
of December 31, 2013 and March 31, 2013, respectively	1,051,433	1,051,433
Additional paid-in capital	6,880,409	6,761,091
Retained earnings	5,764,294	5,465,453
Treasury stock, at cost – (66,000 shares)	(340,992)	(340,992)
Total stockholders' equity	13,355,144	12,936,985
	$17,147,147	$17,935,444

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31		December 31
	2013	2012	2013	2012
Operating revenue:
Oil and gas	$948,633	$781,426	$3,041,004	$2,139,609
Other	13,393	9,178	38,993	21,717
Total operating revenues	962,026	790,604	3,079,997	2,161,326

Operating expenses:
Production	291,828	325,712	913,418	796,074
Accretion of asset retirement obligation	11,074	9,680	33,011	28,822
Depreciation, depletion, and amortization	277,557	283,498	871,079	774,814
General and administrative	275,489	250,183	873,573	779,161
Total operating expenses	855,948	869,073	2,691,081	2,378,871

Operating income (loss)	106,078	(78,469)	388,916	(217,545)

Other income (expenses):
Interest income	4	2	111	132
Interest expense	(15,353)	(13,078)	(53,685)	(34,704)
Gain (loss) on derivative instruments	7,404	-	(79,284)	-
Net other expense	(7,945)	(13,076)	(132,858)	(34,572)

Earnings (loss) before provision for income taxes	98,133	(91,545)	256,058	(252,117)

Income tax expense (benefit):
Current	-	-	-	-
Deferred	9,474	(51,965)	(42,783)	(150,083)
	9,474	(51,965)	(42,783)	(150,083)

Net income (loss)	$88,659	$(39,580)	$298,841	$(102,034)

Earnings (loss) per common share:
Basic	$0.04	$(0.02)	$0.15	$(0.05)
Diluted	$0.04	$(0.02)	$0.15	$(0.05)

Weighted average common shares outstanding:
Basic	2,036,866	2,036,938	2,036,866	2,036,277
Diluted	2,043,372	2,036,938	2,040,324	2,036,277